FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
December 20, 2007	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Gives Second Half 2007 Operations Update;

Provides Fourth Quarter Production Estimate

Schedules Conference Call

Salt Lake City, December 20, 2007, – FX Energy, Inc. (NASDAQ: FXEN) today provided an operations update on its oil and gas operations for the second half of 2007. The update included a preliminary fourth quarter production estimate. The Company also provided a preview of its major upcoming projects. The Company will hold a conference call on Thursday December 20, 2007, at 4:00 p.m. Eastern. The call will be hosted by David Pierce, President and CEO of FX Energy. Interested parties are invited to listen to the call through a live webcast. To access the webcast, please go to the home page of FX Energy’s website, www.fxenergy.com. An archived version of the conference call will be available at the same location following the conclusion of the call.

Though the Company maintains a small presence in the U.S., most of the Company’s projects are in Poland. There the Company holds a 100% interest in over 3.1 million acres, and partners with the Polish Oil and Gas Company (“POGC”) in an additional 1.1 million acres.

Company Expects Another Quarterly Production Record

FX Energy’s production for the fourth quarter of 2007 is forecast to be approximately 510 million cubic feet equivalent (“Mmcfe”), an average of 5.5 Mmcfe per day. Production for the full year 2007 is forecast to be approximately 2.3 Bcfe, more than double the amount for all of 2006 and also a record for the Company. Some 80% of the Company’s production during 2007 came from its operations in Poland. Two new wells in Poland have been the source of the production increases. FX Energy holds 24.5% and 82% working interest, respectively, in the Zaniemysl and Wilga wells, which started producing in the fourth and third quarters, respectively, of 2006.

The Company has three additional discoveries, Sroda-4, Winna Gora and Roszkow, all of which are located in its core area in western Poland. FX Energy owns 49% of each of these three discoveries (double the 24.5% interest it holds in the Zaniemysl well, which currently is the highest rate producer in the core area). The Company is in the early stages of negotiating gas marketing agreements and, along with its partner, POGC, has begun the administrative and permitting process to build the production and processing facilities for the new wells. Preliminary estimates have these wells beginning production in 2009, although Roszkow could come on line as early as late 2008.

Andy Pierce, FX Vice President of Operations said, “The production and revenues from our new producing wells, which have been the driving force behind our much improved operating results, together with the production we expect from the three wells waiting to be hooked up, give us great confidence in our ongoing strategy in Poland. We expect these wells to continue providing substantial revenues and cash flow in the future. We do anticipate a decline during 2008 compared to 2007’s flush production rates,” he continued, “so we expect 2008 will be more meaningful in terms of drilling new wells and building production facilities in our core area. In fact, we expect our Roszkow well, which has the highest production rate potential of all the wells we have drilled to date, should have production facilities completed this coming year and be contributing substantial production beginning in 2009.”

Fences Concession: Drilling Rotliegend Structures on 3-D

The Company continues to focus primary attention on the natural gas-bearing Rotliegend sands in its core area, the Fences concession in western Poland. This concession covers approximately 0.85 million acres. Building on two previous gas discoveries, Zaniemysl-3 and Sroda-4, the Company made two more new gas discoveries this year: Winna Gora in the first quarter of 2007 and Roszkow in the second quarter. These discoveries bring the Company’s success rate in its core area to 80% on structural trap targets defined by new 2-D seismic.

In the second half of 2007 the Company completed initial processing and interpretation on a 3-D seismic grid (the “Sroda 3-D”) in the Fences core area. Also in the second half of 2007 the Company completed field acquisition on a second 3-D grid of similar size (the “Winna Gora 3-D”), with processing and interpretation forecast to be completed mid-2008.

“We are delighted with the outcome of the Sroda area 3-D seismic; it provides better resolution of our previously defined 2-D seismic structures and also identifies additional potential targets along parallel trends,” said Andy Pierce. Currently, the Company is working with its partner to complete the necessary administrative and permitting requirements to commence drilling. The drilling program in the Sroda 3-D area is anticipated to begin with rigs on two different structural targets. Additional details of the drilling program should be available by the early part of the first quarter of 2008. The Company also expects to release its 2008 capital expenditure budget at that time.

Fences Concession: New Main Dolomite Reef Exploration

The second half of 2007 also brought progress with the Company’s second major effort in Poland: identifying and acquiring new exploration and drilling opportunities. A drilling contractor has been selected to drill the Grundy well in the Fences area. This well is scheduled to begin drilling during the first quarter of 2008. The well is designed to test a potential Ca2/reef target at a depth of just under 4,000 meters. Jerzy Maciolek, FX Vice President International Exploration, remarked, “While the Ca2 produces elsewhere in Poland, this is a new play for the Fences area and therefore carries a much higher risk profile than our structural sandstone/dune play where we have been successful on 4 of the last 5 wells drilled on new 2-D seismic.” Grundy is one of several possible reef features defined by 2-D seismic that have been identified in the northern portion of the Fences concession. The Grundy well is being drilled to provide downhole data that will determine the potential for exploration in this possible reef play.

Northwest Concession: New Seismic to Be Acquired

The Northwest concession is largely unexplored, with only three wells drilled to target depths. It is located immediately north of the BMB and MLG oil and gas fields discovered and owned by POGC. The Company first acquired interests in the Northwest concession in the 4th quarter of 2006.

The Company has now completed processing and interpretation of existing data in the Northwest Concession. Eight possible targets have been identified, including both Rotliegend structural targets and Main Dolomite reef targets. The Company plans a 2-D seismic program in the first quarter of 2008 of approximately 220 km to confirm the characteristics and help understand the potential of these targets. The seismic should be available for initial evaluation in the second quarter of 2008.

Kutno Concession: Seeking Industry Partners

In April 2007, the Company announced it acquired 100% interest in the 248,000 acre Kutno concession in central Poland. It encompasses a deep (6,000 meters or 19,200 feet) Rotliegend structure believed to be the largest such undrilled structure onshore Europe. The structure has an estimated aerial extent of between 100 and 150 square kilometers (25,000 to 37,000 acres). The amplitude of the structure is interpreted to be at least 150 meters (480 feet). Analysis of the prospect to date suggests that the preserved porosity could range between 5% and 14%. Due to the depth and cost, the Company considers it to be its highest risk prospect, and is seeking industry participation.

Newly-Acquired Concessions Add to Wilga Block

In July 2007, the Company was awarded 100% interest in four new concession blocks totaling approximately 935,000 acres in east central Poland. These blocks are adjacent to the Company’s Block 255 concession, 82% Company owned, where the Wilga-2 well is located. The five blocks, together designated the Lublin concession, are relatively underexplored. Based upon its preliminary exploration work, the Company believes these blocks have potential for oil and gas deposits in several different horizons. The Company currently is considering a 2-D seismic acquisition program before seeking industry participation.

Commenting on the Company’s expanded acreage holdings and increased production, Mr. Maciolek noted, “While the core Fences area will continue to have our primary focus because it has existing production and the most potential for more new production in the next 18 months, we plan to continue our two-pronged approach in Poland. Bringing shut-in wells on line and drilling for new reserves in our core area will be complemented by exploration on our new acreage where we hold 100% interest and where we hope to find additional significant resources. The large per-well production volumes and reserves achieved to date are consistent with the expectations we have held for Poland’s conventional gas potential and have encouraged us to increase our exploration efforts in Poland.”

About FX Energy

FX Energy is an independent oil and gas exploration and production Company. Through 2006, most of the Company’s production has been in the United States, primarily in Montana. However, the Company’s exploration activity is focused on Poland and production commenced from two successful exploration wells in late 2006. The Company has focused on Poland because it has provided attractive conventional oil and gas exploration and production opportunities. The Company holds a land position of 1.2 million gross acres surrounding and adjacent to its Wilga discovery and 3.0 million gross acres in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped potentially significant gas resource. FX Energy is exploiting this untapped potential to create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the portion of unrisked gross potential resource that could be discovered and produced, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports.